Exhibit 99.1

LTC Announces $21.8 Million in Transactions since January 1, 2005, an
  Increase in Its Common Dividend and a Change to a Monthly Payment
                        of the Common Dividend

    MALIBU, Calif.--(BUSINESS WIRE)--April 18, 2005--LTC Properties, Inc. (NYSE:LTC) announced today that during the quarter ended March 31, 2005, it had made investments totaling approximately $15.5 million. In addition, the Company stated that it is contracted to fund a $5.0 million loan on or about April 25, 2005, and purchase for approximately $1.3 million a skilled nursing property, for which the Company has a lease commitment. After the completion of these two transactions overall new investments since the beginning of the year will total $21.8 million at a weighted average annual yield of approximately 10.9%.
    LTC also announced that it has raised the common dividend from $0.30 to $0.33 per quarter and will begin paying its common dividend on a monthly basis beginning the second quarter of 2005. As such, the Company today declared a $0.11 per common share dividend for the months of April, May and June 2005, payable on May 6, June 6 and July 1, 2005, respectively, to stockholders of record on April 29, May 27 and June 24, 2005, respectively.
    The Company has scheduled a conference call for Monday, May 9, 2005 at 9:00 AM Pacific time in order to comment on the Company's performance, acquisitions and operating results for the quarter ended March 31, 2005. The conference call is accessible by dialing (800) 901-5213 passcode 46218914. The earnings release and any additional financial information that may be discussed on the conference call will also be available on our website. An audio replay of the conference call will be available from 11:00 AM Pacific time on May 9, 2005 through May 30, 2005. Callers can access the replay by dialing
(888) 286-8010 and entering conference ID number 79768531. Webcast replays will also be available on our website until May 23, 2005.
    The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis, Chairman & CEO
             Wendy L. Simpson, Vice Chairman & CFO
             805-981-8655